Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
dated November 27, 2018
Registration No. 333-228285

microbot medical

ROBOTIZING ENDOLUMEN SURGERY

NASDAQ:MBOT

SAFE HARBOR STATEMENT

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events or the future financial performance and operations of Microbot. Forward-looking statements, which involve assumptions and describe Microbot's intent, belief or current expectations about its business opportunities, prospects, performance and results, are generally identifiable by use of the words "may," "could," "should," "will," "would," "expect," "anticipate," "plan," "potential," "estimate," "believe," "intend," "project," "forecast," the negative of such words and other variations on such words or similar terminology. All statements other than statements of historical fact could be deemed forward-looking statements, including, but not limited to: our ability to find and develop applications for our technologies for other neurosurgical conditions besides hydrocephalus; our clinical development and other research and development plans and expectations; the safety and efficacy of our product candidates; the anticipated regulatory pathways for our product candidates; our ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of our product candidates and commercialize any approved products on our expected timeframes or at all; the content and timing of submissions to and decisions made by the U.S. Food and Drug Administration and other regulatory agencies; our ability to leverage the experience of our management team; and any statements or assumptions underlying any of the items mentioned. These forward-looking statements are not guarantees of future performance and by their nature involve known and unknown risks and uncertainties that may cause actual opportunities, prospects, performance and results to vary from those presented in this document, and those variances may be material. In evaluating such statements, prospective investors should carefully consider the various risks and uncertainties identified in Microbot's public filings with the Securities and Exchange Commission (the "SEC"), such as market risk, liquidity risk, competitive risk, regulatory risk and other commonly recognized forms of risk relating to Microbot and its securities. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur. Microbot is not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This presentation highlights basic information about us and the offering to which this communication relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock.

We have filed a Registration Statement (including a Preliminary Prospectus) on Form S-1 (File No. 333-228285) with the SEC, as amended on November 19, 2018, with respect to the offering of our securities to which this communication relates which has not been declared effective. Before you invest, you should read the Preliminary Prospectus (including the risk factors described therein) and, when available, the final prospectus relating to the offering, and the other documents filed with the SEC and incorporated by reference into the final prospectus, for more complete information about us and the offering. You may obtain these documents, including the final prospectus, for free by visiting EDGAR on the SEC website at http://sec.gov. Alternatively, we and the underwriter for the offering will arrange to send you the prospectus if you request it by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, by telephone at (646) 975-6996 or by email at placements@hcwco.com.

This presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

EVOLUTION OF SURGERY…

…and the revolution of robotics in healthcare


Telemetry
Controllable Structures
Material Removal
Targeted Therapy
Biomedical micro-robotics applications

Tomorrow
Micro-robotics



Today
Robot Assisted Surgery



1990-2000
Minimally Invasive Surgery



1980-1990
Freehand Surgery

MICRO-ROBOTICS APPLICATIONS


Drug Delivery
Marking
Sensing
Electrodes
Brachytherapy
Occlusion
Hyperthermia
Stents
Stem Cells
Ablation
Biopsy
Scaffolding
Telemetry
Targeted Therapy
Controllabe Structures
Material Removal
Biomedical micro-robotics applications
© Healthwise, Inc
1 mm

Annual review of BioMed, Micro-robots for MIS, 2010

THE MEDICAL ROBOTICS MARKET

microbot medical

MIS Expected to Reach >$50B Market by 2019	Expected >20% CAGR through 2023
Applies to Most Surgical Specialties	Becoming Smaller, Automated, and More Precise

1. The Medtech Strategist report https://www.outcomecapital.com/wp-content/uploads/2018/05/Neurovascular-Market-Poised-for-Growth.pdf
2. $50.6 Billion in 2019 and CAGR of 10.5% from 2012 to 2019 http://www.transparencymarketresearch.com/minimally-invasive-surgery-market.html
3. CAGR of >20% refers to the Medical Robotics Market 2018-2023 https://www.prnewswire.com/news-releases/medical-robots-market-worth-16-74-billion-by-2023-812497399.html

…IS IN THE NEWS

microbot medical

Medtronic Announces Acquisition of Mazor Robotics

PR Newswire, September, 2018

TransEnterix Acquires MST Medical Surgery Technologies

Business Wire, September 23 , 2018

Globus Medical Announces Acquisition of Robotics Developer KB Medical

Reuters, August 2, 2017

Zimmer Biomet Acquires Medtech SA, Joins Surgical Robotics Fray

Med Device Online, July 20, 2016

Johnson & Johnson Announces Formation of Verb Surgical Inc., in Collaboration with Verily

PR Newswire, December 10, 2015

MICROBOT MEDICAL'S WINNING STRATEGY

microbot medical

- Focus on Robotizing Endoluminal Surgery
- Utilize MBOT's current technological platforms (ViRob, TipCat, CardioSert)
- Focus on one medical space/same call points
- Focus on a "blue ocean" space: larger market, clear unmet needs, big players, less competition
- Strategic plan with the goal of having three products in various stages of development by the end of 36 months.

PROJECT/ YEAR	Y1				Y2				Y3			
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
SCS (CSF Management)			FDA pre-sub					FDA/CE Submission		CE Approval	FDA Approval	
EVD (TBI)				PDR			CDR		Pre-clinicals			FDA/CE Submission
PROJECT X (Neurovascular)					POC			CDR				Animal Trial

MICROBOT MEDICAL’S TRANSFORMATIONAL TECHNOLOGIES

microbot medical

ViRob

- Autonomous Advancing Micro-Robot (AAMR) with the ability to travel within cavities similar to the typical human body's lumens



TipCAT

- TipCAT is a disposable, flexible, self-propelled, see & treat endoscope/catheter



CardioSert

- Brings novel and unique capabilities, such as steering and adjustable stiffness, to guidewires



MAP OF OPPORTUNITIES – ENDOLUMINAL SURGERY


BRAIN
LUNGS
LIVER
KIDNEYS
UTERUS
RETROPERITONEAL
LYMPH NODES
URINARY BLADDER
Arterial
CNS
Digestive
Lymphatic
Musculetal
Respiratory
Urinary
Venous
© Transport for body
Created by: Sam Loman

OUR INITIAL FOCUS


Neuro Vascular
Brain Lumens

WHY ENDOLUMINAL NEUROSURGERY?

microbot medical

- "Blue Ocean" space (vs. CV, PI)[1]
  - CSF shunts and drainage systems (5.5% CAGR to **>$1.8B** by 2023)[2]
  - Flow-diversion devices for complex aneurysms (**12%** CAGR)[3]
  - Global neurovascular market expected CAGR 2015-24 of 7% to **$3B**[4]
  - Projected growth rate of ischemic stroke patients treated in the US **>400%** 2014-2021[5]
  - Vascular devices for stroke (**20%** CAGR 2018-23 to **>$350m**)[6]
- Unmet need & Opportunity
  - Hydrocephalus and EVD shunt occlusions resulting in repeated neurosurgeries.
  - Untreated ischemic stroke patients due to a short treatment window period with tPA.
  - Complex, life-saving procedures demanding highly-trained, skilled surgeons.
- Potential for high reimbursement fees for neurosurgical procedures
- Heavy financial burden of neurological disorders
- Leading corporations: Medtronic, Johnson & Johnson, Integra, B. Braun

Source: 1. MedTech Strategist, Vol 5, No. 7, May 2018; Hydrocephalus Association
Source: 2. Hydrocephalus Association – https://www.hydroassoc.org/million-dollar-market-in-cerebrospinal-fluid-management-by-2023/
Source: 3. MedTech Strategist, Vol 5, No. 7, May 2018 (page 22)
Source: 4. MedTech Strategist, Vol 5, No. 7, May 2018 (pp. 20-21)
Source: 5. MedTech Strategist, Vol 5, No. 7, May 2018 (page 24)
Source: 6. MedTech Strategist, Vol 5, No. 7, May 2018 (pp. 25-26)

- Self Cleaning Shunt (SCS)
- A novel shunt technology for the continuous prevention of shunt blockage in hydrocephalus and NPH patients



VENTRICULOPERITONEAL (VP) SHUNT MARKET OPPORTUNITY

ViRob
Life in motion

- Hydrocephalus and Normal Pressure Hydrocephalus (NPH), are medical conditions in which there is an abnormal accumulation of cerebrospinal fluid (CSF) in the ventricles of the brain.
- Hydrocephalus occurs in about 1 in every 500 births in the U.S. alone[1,2]
- Over 1,000,000 people in the United States currently live with hydrocephalus[1]
- It is estimated that more than 700,000 Americans have NPH, but less than 20% receive an appropriate diagnosis[1]
  – The problem is often misdiagnosed as Dementia, Alzheimer's, or Parkinson's[2]
- NPH can cause dementia, difficulty in walking and urinary incontinence[2]

1. NIH, National Institute of Neurological Disorders and Stroke. http://www.ninds.nih.gov/disorders/hydrocephalus/detail_hydrocephalus.htm
2. National Hydrocephalus Foundation. http://nhfonline.org/facts-about-hydrocephalus.htm

CURRENT SHUNT FAILURE

ViRob
Life in motion



- Approximately 50% of shunts in the pediatric population fail within two years of placement and repeated neurosurgical operations are often required[1]
- Ventricular catheter blockage is by far the most frequent event[2]

1. Hydrocephalus Association. http://www.hydroassoc.org/complications-of-shunt-systems/
2. World Federation of Neurological Societies. http://www.wfns.org/pages/read_the_reviews/97.php?rid=5

CURRENT SHUNT TECHNOLOGY

A shunt is a tube, usually silicon, which moves, or allows movement of, fluid from one part of the body to another


Ventricular Catheter
Shunt Valve
Distal Catheter


Ventricle
Catheter
CSF flow
Peritoneal cavity
ADAM

SELF CLEANING SHUNT (SCS) – LAB STUDY

ViRob
Life in motion

SCS showed the ability to prevent blockage on a shunt opening[1]



AVERAGE BLOCKAGE
Blockage percentage [%]
100
90
80
70
60
50
40
30
20
10
0
~70% Occlusion Free
SCS 2
SCS 3
SCS 4
Ctrl 1
SCS 2
SCS 3
SCS 4
Control 1

Source: [1] Feasibility of SCS: In-Vitro results report, Microbot's internal records, July 2011

ViRob
Life in motion

Hydrocephalus 2014
Bristol The Sixth Meeting of the International Society for Hydrocephalus and CSF Disorders
ISHCSF

Laboratory Testing of Micro-Robotic Self-Cleaning Shunt

UK Shunt Testing Lab, Cambridge University, UK[1]

CONCLUSIONS:

"Microbot Medical SCS presents low hydrodynamic resistance. The SCS behaves as a standard ventricular catheter and does not change the hydrodynamic performance of adjustable hydrocephalus valves."

Source: [1] Drs. Zofia & Marek Czosnyka, Cambridge Shunt Evaluation Laboratory, Neurosurgical Unit, University of Cambridge, UK, July 2014

SELF CLEANING SHUNT (SCS) – PRE CLINICAL

ViRob
Life in motion

- Wayne State University
  - Goal: Execute the necessary animal study to determine the safety of the Company's SCS prototype.
  - Result: Supports the SCS's potential as a viable technology for preventing occlusion in shunts used to treat hydrocephalus.

- Washington University
  - Goal: Execute the necessary animal study to determine the safety and effectiveness of the Company's SCS prototype.
  - Result: Met the primary goal to determine the safety of the Company's SCSTM device that aims to prevent obstruction in CSF catheters.

Integration of the feedback received from both studies is being used in the next development phase of the Company's SCS

- Commenced follow up studies for SCS in September 2018 at Wayne State University and Washington University.
- Each study includes a larger sample size compared to the initial study to validate positive outcome of initial study.
- Primary and secondary endpoints will seek to validate the safety and establish the efficacy of the SCS using in-vitro (lab) and in-vivo (animal) models.
- Objective is to conclude the follow up studies and publish the data in second half-2019, which keeps us on track for the first SCS regulatory submission.
- Based upon **our** understanding from prior meetings and discussions with the FDA, clinical data are not anticipated to be required for a 510K premarket notification for the SCS, to be confirmed with FDA upon completion of the ongoing safety and efficacy studies.

SCS EXTENSION - EXTERNAL VENTRICULAR DRAIN (EVD)

- Use of Self Cleaning Shunt (SCS) as a novel technology for the prevention of blockage in EVD Shunts
- Intracranial hemorrhage causing life-threatening increased ICP
- EVD is one of the most common and most important lifesaving procedures encountered in the neurologic ICU
  - ~200K procedures annually in the US alone
- EVD occlusions (blood clots, cellular debris), a life-threatening condition
- Current solutions:
  - Irrigation (ineffective, side-effects)
  - Replacement (risk of infections & trauma; costs)
- Major players: Medtronic (Covidien), Integra (Codman), B. Braun, Cerenovus (J&J)



The 200K EVD procedures was taken from PR Newswire -
https://www.prnewswire.com/news-releases/arkis-biosciences-brings-endexo-technology-to-neurosurgical-use-with-its-new-cerebroflo-evd-catheter-300635515.html?tc=eml_cleartime
Second para, first line:
"...Hospital use of the CerebroFlo catheter is growing throughout the U.S. where annually, more than 200,000 neurointensive patients require EVD insertion..."

ORGANIZATION & INFRASTRUCTURE TO EXECUTE PLAN

ROBUST IP PLATFORM

microbot medical

FAMILY	TITLE	US PATENT/APP NO.	OTHER COUNTRIES
TipCAT	Tip Propelled Device for Motion Through a Passage	US 9,061,118 US 9,937,326 US 15/936,878	Granted: EP (DE, FR, GB, IT), CA, JP, IN , CN (3 patents)
	Inflatable Chamber Device for Motion Through a Passage	US 9,427,143 US 15/218,025	Granted: EP (DE, FR, GB, IT)
	Inflatable Balloon Device and Applications	US 8,430,810 US 8,790,246	Pending: EP
	Multi-view Imaging System	US 8,317,688	-
	Semi-Disposable Endoscope	US 8,398,540	Granted: EP (DE, FR, GB)
ViRob	Vibrating Robotic Crawler	US 8,294,333	Granted: IL, IN, CN Pending: EP
	Self Cleaning Shunt	US 9,393,389 US 10,058,685 US 16/111,684	Granted: CN, JP, CA Pending: EP, IN
	Stent for Restenosis Prevention	US 9,510,959	-
	Device for Prevention of Shunt Stenosis	US 9,675,748 US 15/592,227	Granted: EP Pending: CA, IL
CardioSert	Guide Wire for Use with Cardiovascular Lesions	-	Pending: EP, IL
	Guidewire Having Selectively Adjustable Stiffness and Tip Curvature	US 9,586,029	-
	Double Concentric Guidewire	US 15/748,658	Pending: EP, CN, JP, IN, CA, IL

Tip-Propelled Endoscope
Restenosis Prevention
Semi-disposable Endoscope
Self-Cleaning Shut
Multi-view Imaging System
Robotic Crawler
Double Concentric Guidewire

PROVEN FOUNDERS



Prof. Moshe Shoham
Member of the Scientific Advisory Board

Prof. Shoham is a worldwide acclaimed authority in the field of robotics, conducting research in the robotic field for over the past 20 years, with a special focus on kinematics and dynamics of robots, sensor integration, multi-finger hands and medical applications.

- Founder of Mazor Surgical Technologies Ltd. (Nasdaq: MZOR)
- Foreign Member, US National Academy of Engineering
- Head of the robotics lab at Israel's Technion's Faculty of Mechanical Engineering. Formerly the director of the robotic laboratory of the Department of Mechanical Engineering, Columbia University, NY.



Harel Gadot
CEO, President & Chairman

Mr. Gadot was formerly a Worldwide Group Marketing Director at Ethicon Inc., a multi-billion dollar division of Johnson & Johnson company (NYSE: JNJ). Harel was with J&J for a decade between 2000-2010.

- Previously held leadership positions for Ethicon Inc. in Europe, Middle East and Africa.
- Served on the board of directors and led the business development for ConTIPI Ltd., an early stage medical device company, which was acquired by Kimberly Clark Corp (NYSE:KMB) in 2012.



Yossi Bornstein
Director

Mr. Bornstein is a co-founder of Microbot Medical and has been a member of the Board of Directors since the inception of the company. Mr. Bornstein is the owner and President of Shizim Ltd., a life science holding group in Israel.

- General Manager at Bristol-Myers Squibb (Israel)
- Founder of a number of privately held life-science companies including Pharmateam Ltd., which was sold in 2000.
- Biotechnology Committee Chairman of USISTC (Unites States-Israel Science & Technology Commission)
- Consultant for USISTF (Unites States-Israel Science & Technology Foundation).
- Founder of ILSI-Israel Life Science Industry Organization and ITTN-Israel Tech Transfer Organization.

PROVEN LEADERSHIP TEAM



David Ben Naim
CFO

Mr. Ben Naim is a CPA licensed in the State of Israel. Prior to joining Microbot Medical, Mr. Ben Naim operated DBN Financial.

- Previously served as CFO of Insuline Medical Ltd, a public company listed on the Tel-Aviv Stock Exchange (TASE:INSL).
- Prior to that Mr. Ben Naim served as CFO of Crow Technologies 1977 Ltd, a public company listed on the OTCQB (CRWTF), from 2008 – 2011.



Hezi Himelfarb
GM & COO

Mr. Himelfarb has more than 30 years of management experience in hi-tech and medical device companies.

- Previously served as CEO of IceCure Medical, a TASE publicly traded company. Hezi was responsible for establishing a U.S subsidiary and leading the company's transition from clinical phase to commercial sales.
- Previously was Chief Executive Officer of Remon Medical Technologies Ltd., a developer of smart, miniature implants, which was acquired in 2008 by Boston Scientific Corporation.



Simon Sharon
CTO

Mr. Sharon brings 23 years of R&D and general management in the medical devices space. Prior to Microbot Medical Mr. Sharon managed the R&D at Icecure Medical, an early stage, public medical device company. Mr. Sharon was the General Manger of Anorad Israel, a subsidiary of Rockwell Automation which manufactures sub-micron precision motion systems.

- Holds a B.Sc. from the Technion Institute of Technology and an M.Sc in Mechanical engineering from MIT where he specialized in motion control and Robotics

INVESTMENT CONSIDERATIONS

- Addressing multi-billion, high growth, underserved markets
- Developing three micro-invasive medical robotic technology platforms to enhance clinician ability to treat patients with unmet medical needs
- Initial neuro product with comprehensive value propositions poised for expected FDA submission within 12 months
- Potential pipeline designed to introduce additional solutions to other medical conditions every 12-24 months
- Significant IP creates barrier to entry
- Proven leadership team, includes Prof. Moshe Shoham, a member of our SAB and founder of Mazor Robotics (NASDAQ:MZOR)